Exhibit 99.1

Vivakor Closes Acquisitions with Operations and Long-Term Contracts in Louisiana and Texas Servicing Two Major U.S. Oil Basins

Generated $33 Million in Revenue and Positive Operating Cash Flow in 2021

Lehi, Utah/ August 2, 2022--Vivakor, Inc. (Nasdaq: VIVK) (“Vivakor” or the “Company”), a socially responsible operator, acquirer and developer of clean energy technologies and environmental solutions, is pleased to announce it has closed on the acquisitions of Silver Fuels Delhi, LLC (“SFD”) and White Claw Colorado City, LLC (“WCCC”) pursuant to the previously announced June 15, 2022 Membership Interest Purchase Agreement among the Company, Jorgan Development, LLC (“Jorgan”) and JBAH, LLC (“JBAH”). Total consideration paid for SFD and WCCC was $37.4 million consisting of shares of restricted common stock equal to 19.99% of the total issued and outstanding shares of Vivakor’s common stock that are subject to lock-up agreements preventing their sale for a period of up to 18 months, promissory notes and certain assumed liabilities which are subject to post-closing adjustments.

SFD owns and operates a crude oil gathering, storage, and transportation facility located on approximately 9.3 acres near Delhi, Louisiana. For a period of 10 years, SFD is, under existing crude oil supply agreements with White Claw Crude, LLC, guaranteed a minimum gross margin under a take or pay contract. At present, SF Delhi is gathering approximately 1,400 to 1,700 barrels of crude oil on a daily basis.

WCCC owns a 120,000 barrel oil tanking facility, in the heart of the Permian Basin, located near Colorado City, Texas. The tanking facility is presently connected to the Lotus pipeline system and Vivakor intends to further connect the tanking facility to additional pipeline systems. Under the terms of an already existing agreement, White Claw Crude, LLC has agreed to lease the oil storage tank for a period of 10 years. As with SF Delhi, WCCC would provide Vivakor with the infrastructure to blend and sell oil which has been recovered via Vivakor's Remediation Processing Center (“RPC”) machine from tank bottom sludge and contaminated soil which exists in the Permian Basin.

SFD and WCCC generated approximately $33 million of aggregate revenue and positive Earnings before Interest, Taxes, Depreciation, and Amortization (“EBITDA”) during 2021.

“Vivakor is pleased to announce the closing of the acquisitions of SFD and WCCC. The synergistic acquisitions of SFD and WCCC represent a momentous and transformative event for Vivakor and our valued shareholders. Given the long-term contracts presently in place at both SFD and WCCC, we expect to realize significant annual revenue and for both entities to generate meaningful EBITDA and profitability. We continue to be excited for the future of Vivakor and believe adding SFD and WCCC to our portfolio of assets will accelerate the Company’s business plan” stated Matthew Nicosia, CEO and President of Vivakor.

James Ballengee of Jorgan and JBAH added “I could not be more excited to become a major shareholder of Vivakor. The shared vision of combining Vivakor’s proprietary RPC machines with the assets located at SFD and WCCC is something I believe will propel the Company to great heights. I look forward to becoming a shareholder of Vivakor and am excited to participate in the Company’s future growth”.

Additional information regarding this transaction will be provided in a Current Report to be filed with the Securities and Exchange Commission on Form 8-K on or before August 5, 2022.

Additionally, within 75 days of August 1, 2022, Vivakor will file a Current Report on Form 8-K which shall contain the audited financial statements of both SFD and WCCC for the years ended December 31, 2020 and 2021.

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Advisors

EF Hutton, division of Benchmark Investments, LLC served as financial advisor and Lucosky Brookman LLP served as legal advisor to Vivakor.

Vivakor, Inc. (NASDAQ:VIVK), is a clean energy technology company focused on the oil remediation and natural resources sectors. Vivakor's corporate mission is to create, acquire and accumulate distinct assets, intellectual properties, and exceptional technologies that produce solid returns to its valued shareholders and partners. The company currently focuses on its patented Remediation Processing Centers that allows for the environmentally friendly recovery of bitumen (heavy crude) and other hydrocarbons from the remediation of contaminated soils. It is believed to be the only remediation system that can clean soils with more than 5% by weight oil contamination while fully recovering the oil and leaving the soil fully viable for reuse. It is currently focused on extraction from shallow, oil-laden sands in Eastern Utah, along with generating petroleum-based remediation projects in Kuwait and in Houston, Texas.

For more information, please visit our website: http://vivakor.com

Forward-Looking Statements

This news release may contain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based upon our current expectations and speak only as of the date hereof. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including economic slowdown affecting companies, our ability to successfully develop products, rapid change in our markets, changes in demand for our future products, legislative, regulatory and competitive developments and general economic conditions. These risks and uncertainties include, but are not limited to, risks and uncertainties discussed in Vivakor's filings with the Securities and Exchange Commission, which factors may be incorporated herein by reference. Forward-looking statements may be identified but not limited by the use of the words "anticipates," "expects," "intends," "plans," "should," "could," "would," "may," "will," "believes," "estimates," "potential," or "continue" and variations or similar expressions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

Investors Contact:
P:949-281-2606
info@vivakor.com

ClearThink
nyc@clearthink.capital

SOURCE: Vivakor

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